                                           Contacts:
Clare Eckert (AUXILIO): 401-855-2601
Becky Herrick (IR Agency): 415-433-3777

AUXILIO Reports Third Quarter 2011 Financial Results
– Reports Net Revenue Growth of 68% over the Third Quarter of 2010 –

Mission Viejo, CA – November 15, 2011 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, announced its financial results for the quarter ended September 30, 2011.

“We continue to see increased traction from the contracts signed earlier this year as we reported year-over-year revenue growth,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc.  “This growth reinforces the strength of our model as our new client accounts move toward profitability. Our sales efforts are paying off as we add new contracts and renew and expand contracts with existing customers, which builds our recurring revenue base.  Our relationship with Sodexo is also progressing as we embark on a series of marketing campaigns to build awareness of AUXILIO in the market and ultimately drive growth in sales and profitability.”

Financial Results
For the quarter ended September 30, 2011, AUXILIO reported net revenue of $6.7 million, an increase of 68% when compared to net revenue of $4.0 million in the same period of 2010. Cost of revenues was $5.4 million for the third quarter of 2011, compared to $3.1 million in the same period of 2010.  Gross profit for the third quarter of 2011 was $1.3 million, or 19% of sales, compared to $835,000, or 21% of sales, in the same period of 2010.  Operating expenses for the third quarter of 2011 were $1.3 million, compared to $1.0 million in the same period of 2010. Net loss for the third quarter of 2011 was $47,000, or near breakeven on a per share basis, compared to a net loss of $179,000, or $0.01 per share, in the same period of 2010.

For the nine months ended September 30, 2011, the company reported net revenue of $16.2 million, an increase of 44% when compared to $11.3 million in the same period of 2010.  Gross profit for the first nine months of 2011 was $2.4 million, or 15% of sales, compared to $2.7 million, or 24% of sales, for the first nine months of 2010.  Operating expenses were $3.8 million for the first nine months of 2011, compared to $3.2 million for the first nine months of 2010.  Net loss for the first nine months of 2011 was $1.5 million, or $0.08 per share, compared to $526,000, or $0.03 per share, in the first nine months of 2010.

Paul Anthony, CFO of AUXILIO, Inc., stated: “Our increased revenue this quarter was largely driven by the traction we are gaining with our six new client accounts signed since the beginning of the fourth quarter of 2010, and complemented by $1.2 million in equipment revenue. As you know, we take on higher cost legacy vendor contracts at the onset of an account.  However, as the account matures, we strive to improve upon these legacy contracts, thus reducing costs and, as such, our accounts improve financially. Many of our existing client accounts are maturing and as such, we are beginning to see their impact on our top and bottom lines.”

Conference Call Information
The company will host its third quarter 2011 financial results conference call today at 1:30 p.m. PDT / 4:30 p.m. ET, the details for which follow.  To access the call in the U.S. please dial 1-877-941-1428 and for international calls dial 1-480-629-9665 approximately 10 minutes prior to the start of the conference.  The conference ID is 4487045.  The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com.  In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call.  To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517.  Enter access code 4487045.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of managed print services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2011	DECEMBER 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,054,989	$2,249,907
Accounts receivable, net	2,899,928	1,160,251
Supplies	726,652	687,845
Prepaid and other current assets	75,760	331,483
Total current assets	5,757,329	4,429,486

Property and equipment, net	185,020	234,975
Deposits	28,013	28,013
Loan acquisition costs	248,502	-
Goodwill	1,517,017	1,517,017
Total assets	$7,735,881	$6,209,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,328,985	$2,538,828
Accrued compensation and benefits	645,630	772,532
Deferred revenue	371,467	255,802
Current portion of capital lease obligations	53,709	41,776
Total current liabilities	4,399,791	3,608,938

Long-term liabilities:
Convertible notes payable, net of discount of $399,500	1,450,500	-
Derivative warrant liability	151,000	-
Derivative additional investment rights liability	243,000	-
Capital lease obligations, noncurrent	60,103	79,524
Total long-term liabilities	1,904,603	79,524

Commitments and contingencies

Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 19,403,318 and 19,336,651 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	19,405	19,338
Additional paid-in capital	20,809,119	20,417,584
Accumulated deficit	(19,397,037)	(17,915,893)
Total stockholders’ equity	1,431,487	2,521,029
Total liabilities and stockholders’ equity	$7,735,881	$6,209,491

AUXILIO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenues	$6,674,003	$3,970,654	$16,160,897	$11,257,127
Cost of revenues	5,403,700	3,135,217	13,762,040	8,588,800

Gross profit	1,270,303	835,437	2,398,857	2,668,327

Operating expenses:
Sales and marketing	559,227	378,654	1,384,633	1,015,921
General and administrative expenses	722,468	633,744	2,451,121	2,173,041

Total operating expenses	1,281,695	1,012,398	3,835,754	3,188,962

Loss from operations	(11,392)	(176,961)	(1,436,897)	(520,635)

Other income (expense):
Interest expense	(65,930)	(2,384)	(72,458)	(3,949)
Interest income	995	456	1,611	604
Change in fair value of derivativeliabilities	29,000	-	29,000	-

Total other income (expense)	(35,935)	(1,928)	(41,847)	(3,345)

Loss before provision for income taxes	(47,327)	(178,889)	(1,478,744)	(523,980)

Income tax expense	-	-	(2,400)	(2,400)

Net loss	$(47,327)	$(178,889)	$(1,481,144)	$(526,380)

Net loss per share:
Basic	$(.00)	$(.01)	$(.08)	$(.03)
Diluted	$(.00)	$(.01)	$(.08)	$(.03)

Number of weighted average shares:
Basic	19,395,259	19,278,595	19,356,187	19,189,188
Diluted	19,395,259	19,278,595	19,356,187	19,189,188

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